Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Fourth Quarter and Year-End Results

SYKESVILLE, MD – January 25, 2013 – Carroll Bancorp, Inc. (OTCBB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced net loss of $65,000 or $0.19 per common share for the three months ended and net loss of $63,000 or $0.19 per common share for the twelve months ended December 31, 2012. By comparison, the Company recorded a net loss of $53,000 or $0.16 per common share for the three months ended and net income of $20,000 or $0.06 per common share for the twelve months ended December 31, 2011, respectively.

“Consistent with our plan to focus on improving asset quality and our asset mix, 2012 was a year of continued growth and progress in executing our strategic plan. We significantly improved our net interest margin and asset quality ratios, demonstrated the ability to grow commercial loans and demand deposits positioning the Bank for future success.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc. The Bank recorded specific loan loss provisions for one residential mortgage loan in the second quarter of $101,000 and for one residential mortgage loan in the fourth quarter of $174,000, which was the primary reason for the net losses for those respective quarters and for the year ending December 31, 2012. Both of these legacy loans were originated prior to the current management team which was put in place starting in 2008. We do not expect to incur any future losses related to these assets. The Company would have recorded net income for the year of approximately $104,000 excluding the impact of the specific provisions mentioned above.

Total loans grew by $14.5 million or 23% during 2012 to $78.7 million at December 31, 2012. Russell J. Grimes stated: “Despite the sluggish economic environment, the Bank was able to develop and expand lending relationships and generate high quality commercial loans while continuing to focus on and improve our asset quality.” Nonperforming loans at December 31, 2012 increased slightly by $39,000 to $678,000 while total nonperforming assets decreased by $945,000, or 39%, to $1.5 million compared to December 31, 2011. The ratio of nonperforming loans to total loans was 0.86% and 1.00%, respectively, at December 31, 2012 and 2011 and the ratio of total nonperforming assets to total assets was 1.43% and 2.51%, respectively, at December 31, 2012 and 2011.

Net interest income was $3.0 million for the twelve months ended December 31, 2012, an increase of 13% from the same period last year as interest income increased by 4% and interest expense declined by 16%. “We believe the net loan growth the Bank was able to generate in 2012, especially the second half of 2012, will produce higher yielding assets and increase our net interest income and margin which we anticipate will have a positive impact on 2013 earnings.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Carroll Bancorp, Inc.’s common stock trades on the OTC Bulletin Board (www.otcbb.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is now a state-chartered commercial bank with branch offices in Eldersburg and Westminster of Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Forward-Looking Statements: The statements in this release regarding the Bank’s future success, the impact in 2013 of our net loan growth in 2012 and our expectation that we will not incur future losses on identified legacy loans are forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such a statement is based on our current beliefs and expectations and is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, further deterioration in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows and loan demand, as well as other risks and uncertainties, as described in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission (File No. 000-55542), and in other filings we may make. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Financial Highlights

(Dollars in thousands)	At December 31, 2012	At December 31, 2011	At December 31, 2010
Selected Financial Condition Data:
Total assets	$102,532	$96,262	$95,590
Total loans	78,742	64,181	61,584
Allowance for loan losses	859	594	675
Deposits	87,453	82,651	84,767
Federal Home Loan Bank advances	6,500	5,000	5,000
Total equity	8,468	8,499	5,777

Asset Quality Ratios:
Allowance for loan losses to total loans	1.09%	0.93%	1.10%
Nonperforming loans to total loans	0.86%	1.00%	4.73%
Nonperforming assets to total assets	1.43%	2.51%	3.25%

Capital Ratios (bank level):
Total capital to risk-weighted assets	13.41%	16.67%	13.64%
Tier 1 capital to risk weighted assets	12.16%	15.51%	12.39%
Tier 1 capital to average assets	7.55%	8.19%	5.86%

	For the Three Months Ended December 31, (unaudited)		For the Twelve Months Ended December 31, (unaudited)
(Dollars in thousands)	2012	2011	2012	2011
Selected Operating Data:
Interest and dividend income	$1,044	$953	$3,998	$3,854
Interest expense	243	269	1,008	1,204

Net interest income	801	684	2,990	2,650
Provision for loan losses	246	111	427	153

Net interest income after provision for loan losses	555	573	2,563	2,497
Noninterest income	110	120	366	410
Noninterest expense	809	788	3,080	2,908

Income (loss) before income tax expense (benefit)	(144)	(95)	(151)	(1)
Income tax expense (benefit)	(79)	(42)	(88)	(21)

Net income (loss)	$(65)	$(53)	$(63)	$20

Earnings (loss) per share	$(0.19)	$(0.16)	$(0.19)	$0.06

Select Financial Ratios and Other Data:
Performance Ratios:
Return on average assets	-0.25%	-0.22%	-0.06%	0.02%
Return on average equity	-3.01%	-2.52%	-0.73%	0.31%
Interest rate spread	3.30%	3.00%	3.24%	2.94%
Net interest margin	3.36%	3.05%	3.29%	2.98%
Efficiency ratio	88.80%	98.08%	91.78%	95.04%
Noninterest expense to average assets	3.16%	3.24%	3.13%	3.05%
Average interest-earning assets to average interest-bearing liabilities	105.98%	104.21%	104.53%	102.42%